LETTER AGREEMENT

AMG Managers Cadence Mid Cap Fund

Subadvisory Agreement

June 1, 2017

Cadence Capital Management LLC

265 Franklin Street, 4th Floor

Boston, MA 02110

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (the “Manager”) and Cadence Capital Management LLC (the “Subadvisor”), dated as of June 30, 2016, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement, the Manager hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Manager and the Subadvisor with respect to AMG Managers Cadence Mid Cap Fund, a series of AMG Funds III (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Manager will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

Cadence Capital Management LLC

By:
Name:
Title:
Date:

ACKNOWLEDGED

AMG Funds III

By:
Name: Donald S. Rumery
Title: Treasurer, Chief
Financial Officer and Principal
Financial Officer
Date: June 1, 2017

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG Managers Cadence Mid Cap Fund

For services provided to the Fund Account, the Manager will pay a base quarterly fee for each calendar quarter at an annual rate of [    ]% of the average net assets in the Fund Account during the quarter. Average assets shall be determined using the average daily net assets in the Fund Account during the quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter. The fee shall be reduced by an amount equal to 50% of the sum of: (i) any investment management fees waived by the Manager pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) any reimbursement of Fund expenses by the Manager pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) any payments made by the Manager to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser to the Manager within 30 days of receipt of notice from the Manager, which notice shall include the basis for the calculation.